Exhibit 4.21

KERZNER INTERNATIONAL LIMITED

2003 STOCK INCENTIVE PLAN

SECTION 1.  Adoption and Purpose.  The Company hereby adopts this Plan providing for the granting of Incentive Stock Options, Nonqualified Stock Options, Restricted Shares and other Awards to directors, officers, employees and consultants of the Company and its Subsidiaries.  The general purpose of the Plan is to promote the interests of the Company and its Subsidiaries by providing to their directors, officers, employees and consultants incentives to continue and increase their efforts with respect to, and remain in the employ of, the Company and its Subsidiaries.

SECTION 2.  Administration.  (a)  The Plan will be administered by the Committee, which shall be composed of two or more persons.  The Committee shall hold meetings at such times and places as it may determine.  Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.  To the extent required for any transactions under the Plan to qualify for any available exemptions under Rule 16b-3 promulgated under the Exchange Act, all actions relating to Awards to persons subject to Section 16 of the Exchange Act may be taken by the Board or a committee or subcommittee of the Board composed of two or more persons, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3.

(b)  Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to administer the Plan and to exercise all powers and authority either specifically granted to it under the Plan or necessary and advisable in the administration of the Plan, including, without limitation, the authority to (i) interpret, and reconcile any inconsistency and/or correct any default and/or supply any omission in, the Plan, (ii) prescribe, amend, suspend, waive and rescind rules and regulations relating to the Plan, (iii) appoint such agents as it shall deem desirable for the proper administration of the Plan, (iv) determine the terms and conditions of all Awards granted under the Plan (which need not be identical), the purchase price of the shares covered by each Option, the individuals to whom and the time or times at which Awards shall be granted, when an Option can be exercised and whether in whole or in installments, (v) determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, each Award, (vi) determine whether, to what extent and under what circumstances each Award may be settled or exercised in cash, shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or the Committee and (viii) make all other determinations and take all other actions that the Committee deems necessary or desirable with respect to the Plan.

(c)  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be in the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any of its Affiliates, any participant, any holder or beneficiary of any Award and any shareholder.

(d)  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option hereunder.

(e)  The Committee may delegate, on such terms and conditions as it determines in its sole discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers, employees and consultants of the Company and its Subsidiaries (including any prospective officer, employee or consultant).

(f)  Determinations under the Plan made by the Board or the Committee, including, without limitation, determinations as to the persons to receive Awards, the terms and provisions of such Awards and the agreements evidencing the same, need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated.

SECTION 3.  Participants.  The Committee shall from time to time select the directors, officers, employees and consultants of the Company and its Subsidiaries (including any prospective director, officer, employee or consultant) to whom Awards are to be granted, and who will, upon such grant, become participants in the Plan.  The term “participant” as used in this Plan shall refer to those directors, officers, employees and consultants granted Awards by the Committee and to any person or entity to which such Awards are transferred or assigned pursuant to Section 16 hereof.

SECTION 4.  Shares Subject to Plan.  3,000,000 shares of Common Stock, subject to any adjustment as provided in Section 14 hereof, are reserved for issuance or delivery in respect of all Awards granted under the Plan.  Shares to be awarded may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury.  Subject to any adjustment as provided in Section 14 hereof, no more than 3,000,000 shares of Common Stock may be delivered upon the exercise of Incentive Stock Options granted pursuant to the Plan.  If any Award is forfeited or otherwise terminated or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award to satisfy a participant’s income tax or other withholding obligations, or shares of Common Stock owned by a participant are tendered to pay the exercise price of any Award granted under the Plan, then the shares covered by such forfeited, terminated or canceled Award or which are equal to the number of shares surrendered, withheld or tendered shall again become available for issuance or delivery pursuant to Awards granted or to be granted under the Plan.

SECTION 5.  Grant of Options.  All Options under the Plan shall be granted by the Committee.  The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of Options to participants of the Plan.  More than one Option may be granted to the same participant.  The grant of an Option to a participant shall not be deemed either to entitle the participant to, or to disqualify the participant from, participation in any other grant of Options or other Awards under the Plan.  The grant of Options shall be evidenced by stock option agreements as may be prescribed by the Committee from time to time, containing such terms, provisions and rules, including, without limitation, the number of shares of Common Stock underlying such Options and the exercise price thereof, as are approved by the Board, but not inconsistent with the Plan.  The Company shall execute stock option agreements upon instructions from the Committee.

SECTION 6.  Option Price.  Unless otherwise specifically provided by the Committee in a stock option agreement, the purchase price of the Common Stock under each Option shall be equal to 100% of the Fair Market Value of the Common Stock on the date the Option is granted.

SECTION 7.  Exercisability of Options.  Unless otherwise specifically provided by the Committee in a stock option agreement, an Option may not be exercised later than the earlier of (a) the day prior to the seventh anniversary of the Date of Grant and (b) the expiration of the time period set forth in Section 11 with respect to a participant that ceases to be a director, officer, employee or consultant of the Company and its Subsidiaries.  The Committee may provide for the vesting and exercise of Options in installments and upon such terms, conditions and restrictions as it may determine.  Unless otherwise provided in the applicable stock option agreement, Options shall become vested and exercisable in accordance with the following schedule:

Vesting Dates (Anniversaries of Grant Date)	Aggregate Percentage of Shares Vested and Exercisable

First	25%

Second	50%

Third	75%

Fourth	100%

SECTION 8.  Payment; Method of Exercise.  (a)  Payment upon the exercise of Options shall be made in cash or by such other method as the Committee may from time to time prescribe, including without limitation by payment of shares of Common Stock already owned for a period of at least six months and one day by the holder of the Option or a note issued to the Company by such participant or pursuant to a “cashless exercise,” in each case if permitted by the Committee and applicable law.  No shares of Common Stock may be issued upon exercise of an Option until payment of the purchase price therefore has been made, and a participant will have none of the rights of a stockholder until such shares are issued to such participant.  Except as otherwise provided in the Plan or in a stock option agreement, no Option may be exercised at any time unless the holder thereof is then a director, officer, employee or consultant of the Company or a Subsidiary.

(b)  An Option shall be exercised by written notice to the Company.  Such notice shall state that the holder of the Option elects to exercise the Option, the number of shares of Common Stock in respect of which it is being exercised, the per share exercise price thereof and the manner of payment for such shares and shall either (i) be accompanied by payment of the full purchase price of such shares or (ii) fix a date (not more than 10 business days from the date of exercise) for the payment of the full purchase price of such shares.  Cash payments shall be made by cash or check payable to the order of the Company.  Common Stock payments (valued at Fair Market Value on the date of exercise) shall be made by delivery of stock certificates in negotiable form, free from all liens, claims and encumbrances.  Any Common Stock payments shall be made using shares that have been held by the Optionee for a period of at least six months and one day.  If certificates representing Common Stock are used to pay all or part of the purchase price of an Option, a separate certificate shall be delivered by the Company representing the same number of shares as each certificate so used, and an additional certificate shall be delivered representing the additional shares to which the holder of the Option is entitled as a result of the exercise of the option.  Common Stock certificates shall be issued as soon as practicable following the date of exercise of an Option.

SECTION 9.  Restricted Shares.  (a)  The Committee shall determine any restrictions, terms and conditions applicable to the Restricted Shares, including, without limitation, the applicable vesting schedule, provided that the Committee shall determine the price, if any, to be paid by the participant for the Restricted Shares, provided further that the issuance of Restricted Shares shall be made for at least the minimum consideration necessary to permit such Restricted Shares to be deemed fully paid and nonassessable.  Each Award shall be evidenced by a restricted stock agreement which may contain such terms as the Committee from time to time shall approve provided that such terms are not inconsistent with the provisions of the Plan.  All determinations made by the Committee pursuant to this Section 9 shall be specified in the restricted stock agreement.  Each grantee of Restricted Shares shall be notified promptly of such grant and a written restricted stock agreement shall be promptly executed and delivered by the Company and the grantee, provided that such grant of Restricted Shares shall terminate if such written restricted stock agreement is not signed by such grantee (or his or her attorney or representative) and delivered to the Company within 60 days after the effective date of such grant.

(b)  Unless otherwise determined by the Committee, Restricted Shares subject to Awards shall be issued at the beginning of the period during which the restrictions are in effect (the “Restriction Period”).  Restricted Shares issued at the beginning of the Restriction Period shall constitute issued and outstanding shares of Common Stock for all corporate purposes.  The participant will have the right to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Shares, except that, unless otherwise provided by the Committee, (i) the participant will not be entitled to delivery of the certificate or certificates representing such Restricted Shares until the end of the Restriction Period and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (ii) other than regular cash dividends and such other distributions as the Board may in its sole discretion designate, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares, if any (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the

Restricted Shares), until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account; (iii) the participant may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or his or her interest in any of them during the Restriction Period; and (iv) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares or Retained Distributions will cause a forfeiture to the Company of such Restricted Shares and Retained Distributions.

(c)  The certificate or certificates representing such Restricted Shares shall be registered in the name of the participant to whom such Restricted Shares shall have been awarded.  During the Restriction Period, certificates representing the Restricted Shares and any securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable restricted stock agreement.  Such certificates shall remain in the custody of the Company and the participant shall, as a condition to receiving an Award of Restricted Shares, deposit with the Company stock powers or other instrument of assignment, endorsed in blank, so as to permit retransfer to the Company of all or any portion of such Restricted Shares and any Retained Distributions that shall not become vested in accordance with the Plan and the applicable Agreement.

(d)  If and to the extent that shares of Common Stock are to be issued at the end of the Restriction Period, then, unless otherwise determined by the Committee, the participant shall be entitled to receive an amount equal to the cash dividends payable (“Dividend Equivalents”) with respect to the shares of Common Stock covered thereby, either (i) during the Restriction Period or (ii) in accordance with the rules applicable to Retained Distributions, as the Committee may specify in the restricted stock agreement.  Any such Restricted Shares shall not constitute issued and outstanding shares of Common Stock and the participant shall not have any of the rights of a stockholder with respect to the shares of Common Stock covered by such an Award of Restricted Shares until such shares shall have been transferred to the participant at the end of the Restriction Period.

(e)  At the end of the Restriction Period, (i) the Restricted Shares shall become vested and (ii) any Retained Distributions and any unpaid Dividend Equivalents with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto shall have become vested, each in accordance with the terms of the applicable Agreement.  Any such Restricted Shares, Retained Distributions and any unpaid Dividend Equivalents that do not become vested shall be forfeited to the Company and the participant shall not thereafter have any rights with respect to such Restricted Shares, Retained Distributions and any unpaid Dividend Equivalents that shall have been so forfeited.

(f)  Unless otherwise provided in the applicable restricted stock agreement, Restricted Shares shall become vested in accordance with the following schedule:

Vesting Dates (Anniversaries of Grant Date)	Aggregate Percentage of Restricted Shares Vested

Second	33%

Third	66%

Fourth	100%

SECTION 10.  Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock) as deemed by the Committee to be consistent with the purposes of the Plan.  Each Other Stock-Based Award shall be evidenced by a written Award agreement which may contain such terms as the Committee from time to time shall approve provided that such terms are not inconsistent with the provisions of the Plan.  Such Awards may include, without limitation, the transfer of actual shares of Common Stock to participants or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

SECTION 11.  Termination of Employment or Service.  (a)  Unless otherwise provided by the Committee, if the participant’s employment, or service as a director or consultant, shall terminate prior to the complete exercise of an Option, then the vested portion of such Option shall thereafter be exercisable solely to the extent provided herein, and any unvested portion of the Option (to the extent the vesting is not accelerated under Section 12) shall immediately terminate.

(b)  Unless otherwise provided by the Committee, if the participant’s employment, or service as a director or consultant, terminates by reason of death, all Options shall accelerate and vest.  An Option shall remain exercisable for a period of one year following such termination, but in no event later than the originally scheduled expiration of such Option.

(c)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant is terminated by reason of Disability, the vested portion of the Option shall remain exercisable for a period of one year following such termination, but in no event later than the originally scheduled expiration of such Option.

(d)  Unless otherwise provided by the Committee, if the participant’s employment, or service as a director or consultant, is terminated (other than by reason of death, Disability or Cause) (i) at or after age 60 or (ii) at or after age 55 with ten years of service with the Company (“Retirement”), the vested portion of the Option shall remain exercisable for a period of two years following such termination, but in no event later than the originally scheduled expiration of such Option; provided, however, that the vested portion of the Option shall remain exercisable for a period of only 90 days following termination of employment (or, if such 90-day period has expired, shall be deemed to have immediately terminated at the end of such 90-day period) if, during the two year period following the participant’s Retirement, the participant, directly or indirectly: (A) engages in or has any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company; provided, however, that such provision shall not apply to the participant’s ownership of common stock of the Company or the acquisition by the participant, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Exchange Act, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the participant does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation; or (B) for himself or for any other person, firm, corporation, partnership, association or other entity: (1) employs or attempts to employ or enters into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months; (2) calls on or solicits any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company; or (3) makes known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers.

(e)  If the participant’s employment or service as a director or consultant is terminated by the Company for Cause, then all Options held by such participant shall immediately terminate.

(f)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant is terminated for any reason other than death, Disability, Retirement or Cause, the vested portion of the Option shall remain exercisable for a period of 90 days following such termination, but in no event later than the originally scheduled expiration of such Option.

(g)  Unless otherwise provided by the Committee, if any participant whose employment or service as a director or consultant has terminated for a reason other than death shall die within the period during which his or her Option remains exercisable but prior to the complete exercise of the Option, such Option may be exercised at any time within the greater of one year after such date of death or the remainder of the period in which the participant could have exercised the Option had he or she not died but in no event later than the originally scheduled expiration of such Option.

(h)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant is terminated for any reason during the Restriction Period with respect to any Restricted Shares, such participant’s rights to all Restricted Shares, Retained Distributions and any unpaid Dividend Equivalents shall be forfeited immediately.

(i)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant is terminated for any reason, any outstanding Other Stock-Based Award shall immediately terminate.

(j)  The Committee may determine whether any given leave of absence constitutes a termination of employment or service.  Unless otherwise provided by the Committee, Awards made under the Plan shall not be affected by any change of employment so long as the participant continues to be a director, employee or consultant of the Company or a Subsidiary.

SECTION 12.  Acceleration of an Award.  Notwithstanding any provision contained herein, the Committee shall have the discretion at any time to accelerate the vesting and exercisability of an Award granted to a participant pursuant to the Plan.  Unless otherwise determined by the Committee or as set forth in an Award agreement, with respect to all outstanding Awards held by any participant who is an employee, director or consultant of the Company or its Subsidiaries immediately prior to a Change of Control, such Awards shall become fully vested (and, in the case of Options, immediately exercisable), all restrictions on such Awards shall lapse and all performance criteria applicable to such Awards shall be deemed satisfied at the maximum level, in each case upon the earlier to occur of (a) the expiration of the 18-month period immediately following such Change of Control and (b) a Qualifying Termination, provided that such Awards are still outstanding at (and have not terminated prior to) the relevant time.

SECTION 13.  Withholding Taxes.  In connection with the transfer of shares of Common Stock as a result of the vesting of an Award or upon any other event that would subject the holder of an Award to taxation, the Company shall have the right to require the holder to pay an amount in cash or to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover any tax, including, without limitation, any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such transfer (“Withholding Tax”), and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to such holder.  Notwithstanding the foregoing, the holder of an Award shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax or by having the Company retain shares of Common Stock otherwise deliverable in respect of such Award, or accept upon delivery thereof shares of Common Stock (other than unvested Restricted Shares) held by the holder for at least six months and one day, sufficient in value to cover the amount of such Withholding Tax.  Each election by such holder to have shares of Common Stock retained or to deliver shares of Common Stock for this purpose shall be subject to the following restrictions:  (a) the election must be in writing and made on or prior to the date that the amount of the Withholding Tax is to be determined; and (b) the election shall be subject to the disapproval of the Committee.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements being made to the satisfaction of the Committee.

SECTION 14.  Effect of Certain Changes.  (a)  In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, other similar corporate transaction or event (including, without limitation, a Change of Control), change in applicable rule, ruling, regulation or other requirement of any governmental body or securities exchange, accounting principles or law, or other unusual or non-recurring event affects the Company, any of its Subsidiaries, the financial statements of the Company or any of its Subsidiaries, or shares of Common Stock such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may make any such adjustment, which may include, without limitation (i) adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards and (C) the exercise price with respect to any Option; provided, however, that any fractional shares resulting from any such adjustment may be eliminated, and/or (ii) canceling outstanding Awards in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the number of shares of Common Stock subject to or underlying such Awards over the aggregate exercise price (or applicable base price), if any, of such Awards (it being understood that, if there is no such excess, then such Awards may be canceled without any payment or consideration therefore).

(b)  Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Subsidiaries or a company acquired by the Company or with which the Company combines (or a subsidiary or parent corporation of such company) in connection with a corporate merger, consolidation, acquisition of assets or stock, reorganization, liquidation or otherwise (“Substitute Awards”).  The number of shares of Common Stock underlying any Substitute Awards shall be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.  In the event that a written agreement pursuant to which such a corporate transaction is completed is approved by the Board and such agreement sets forth the terms and conditions of the substitution for or assumption of outstanding equity or equity-based awards of the acquired corporation, such terms and conditions shall be deemed to be the action of the Committee hereunder without any further action by the Committee and the Persons holding such awards shall be deemed to be participants in the Plan; provided, however, that the Committee may, to the extent applicable, take any further action with respect to such awards as may be necessary in connection with Rule 16b-3 under the Exchange Act to qualify such Substitute Options (or the awards assumed or substituted for) for the favorable treatment intended to be afforded by Rule 16b-3 under the Exchange Act.

(c)  Nothing in the Plan or any Award agreement shall be construed as limiting or preventing the Company or any of its Affiliates from taking any action with respect to the operation and conduct of their business that they deem appropriate or in their best interests, including, without limitation, any or all adjustments, recapitalizations, reorganizations, exchanges or other changes in the capital structure of the Company or any of its Affiliates, any merger or consolidation of the Company or any of its Affiliates, any issuance of shares of Common Stock or other securities or subscription rights thereto, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares of Common Stock or other securities or the rights thereof, any dissolution or liquidation of the Company or any of its Affiliates, any sale or transfer of all or any part of the assets or business of the Company or any of its Affiliates, or any other corporate act or proceeding, whether of a similar character or otherwise.

(d)  In the event of a change in the Common Stock of the Company as presently constituted, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

(e)  To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

SECTION 15.  Nonexclusive Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 16.  Restrictions on Transfers.  Awards may not be transferred other than by will or by the laws of descent and distribution; provided, however, that Nonqualified Stock Options may be transferred or assigned by a participant to (a) a trust with respect to which such participant or a member of his or her family is a beneficiary or (b) a corporation or other entity with respect to which the participant holds directly or indirectly more than 50% of the outstanding common stock or other equity interests.  During a participant’s lifetime, Options granted to a participant may be exercised only by the participant, by his or her guardian or legal representative or by a transferee specified in the preceding paragraph.  Any purported transfer or assignment of an Award inconsistent with the foregoing restrictions shall cause the Award to terminate.  Each Award agreement shall provide for the foregoing restrictions.

SECTION 17.  Securities Laws; Other Laws.  The obligation of the Company to offer, sell and deliver shares with respect to Awards granted hereunder and the exercisability of Options shall be subject to all applicable laws, rules and regulations, including, without limitation, all applicable Federal and state securities laws, the availability of exemptions from the registration requirements of such Federal and state securities laws, and the obtaining of all approvals by governmental authorities as may be deemed necessary or appropriate by the Committee.  In no event shall the Company be obligated to register shares under state or Federal securities laws, to comply with the requirements of any exemption from registration requirements or to take any other action that may be required in order to permit, or to remove any prohibition or limitation on, the issuance of shares pursuant to Awards granted hereunder which may be imposed by any applicable law, rule or regulation.  Notwithstanding anything to the contrary in the Plan or any Award agreement, the Committee may revoke any Award if it is contrary to law or modify any Award to bring it into compliance with any valid and mandatory government laws or regulations.  The Committee may impose such other terms, conditions, and restrictions upon any Award, including any Award theretofore granted, that the Committee concludes, in its absolute discretion, are necessary or desirable to ensure compliance with any applicable law, regulation or rule.  Certificates for shares of Common Stock issued under the Plan may be legended as the Committee shall deem appropriate.

SECTION 18.  No Employment Rights.  The adoption of this Plan and the grant of Options shall not confer upon any participant any right to continued employment in any capacity with the Company or any of its Subsidiaries.

SECTION 19.  No Impact on Benefits.  Awards granted under the Plan shall not be treated as compensation for purposes of calculating an employee’s rights under any employee benefit plan, except to the extent expressly provided in any such plan.

SECTION 20.  Severability.  If any provision of the Plan or any Award granted hereunder is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law, rule, ruling, regulation or other requirement deemed applicable by the Committee, (a) in the case of a provision that is held to be void or to constitute an unreasonable restriction against the participant, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances and (b) in the case of any other provision, such provision shall be construed or deemed amended to conform to the applicable law, rule, ruling, regulation or other requirement or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and, in any event, the remainder of the Plan and any such Award shall remain in full force and effect.

SECTION 21.  Indemnification.  Each Person that is or shall have been a member of the Committee shall be indemnified and held harmless by the Company to the fullest extent permitted by law against and from any loss, cost, liability or expense (including any related attorney’s fees and advances thereof) in connection with, based upon or arising or resulting from any claim, action, suit or proceeding to which such Person may be made a party or in which such Person may be involved by reason of any action taken or failure to act under or in connection with the Plan or any Award, and from and against any and all amounts paid by such Person in settlement thereof with the Company’s approval, or paid by such Person in satisfaction of any judgment in any such action, suit or proceeding against such Person, provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such Persons may be entitled by contract, as a matter of law or otherwise.

SECTION 22.  GOVERNING LAW.  THE PLAN AND ANY AWARDS GRANTED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

SECTION 23.  Amendment or Discontinuance.  Subject to any government regulation and to the rules of the New York Stock Exchange or any successor exchange on which the Common Stock may be listed, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company except that stockholder approval shall be required for any amendment that would (a) increase (except as provided in Section 14) the maximum number of shares of Common Stock for which Awards may be granted under the Plan or (b) change the class of employees or other individuals eligible to participate in the Plan.  No modification, amendment or termination of the Plan may, without the consent of the participant to whom any Award shall theretofore have been granted, adversely affect the rights of such participant (or his or her transferee) under such Award.

SECTION 24.  Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)   if to the Company:

Kerzner International Limited
Stock Award Administration
1000 South Pine Island Road
Plantation, FL 33024
Telecopy: (954) 809-2310
Attention: Human Resources

(b)   if to the participant, to such participant’s address as most recently supplied to the Company and set forth in the Company’s records;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

SECTION 25.  Headings.  The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

SECTION 26.  Successors and Assigns.  This Plan shall inure to the benefit of and be bind upon each successor and assign of the Company.  All obligations imposed upon a participant, and all rights granted to the Company hereunder, shall be binding upon the participant’s heirs, legal representatives and successors.

SECTION 27.  Effect of Plan.  Neither the adoption of the Plan nor any action of the Board or Committee shall be deemed to give any director, officer, employee or consultant any right to be granted any Awards hereunder except as may be evidenced by an Award agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.

SECTION 28.  Term.  Unless sooner terminated by action of the Board, the right to grant Awards under this Plan shall terminate ten years from the date of adoption of the Plan.  The Committee may not grant Awards under the Plan after that date, but Awards granted before that date will continue to be effective in accordance with their terms and the terms of the Plan.

SECTION 29.  Effectiveness.  The Plan shall take effect upon its adoption by the Board.

SECTION 30.  Definitions.  For the purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any plan).

“Award” means, collectively, Options, Restricted Shares and Other Stock-Based Awards granted under the Plan.

“Board” means the board of directors of the Company.

“Cause” shall have the meaning provided in the applicable Award agreement.

“Change of Control” means the occurrence of any one of the following events:

(a)  any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change of Control if such event results from any of the following:  (i) the acquisition of Company Voting Securities by the Company or any of its subsidiaries, (ii) the acquisition of Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (iii) the acquisition of Company Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below); provided, further, that a Change of

Control shall be deemed not to have occurred solely as a result of two or more persons who as of the date hereof are beneficial owners of Company Voting Securities, being treated as a single person (under Section 3(a)(9), 13(d)(3) or 14(d)(2) of the Exchange Act) for purposes of this paragraph (a) unless such persons consummate a “going private” transaction (as determined by the Incumbent Directors (as defined in paragraph (b) below) in their sole discretion) or an event described in paragraph (b) or (c) below otherwise occurs;

(b)  individuals who, as of the date on which the Plan is adopted by the Board, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board without the approval of the Incumbent Directors; provided, however, that any individual becoming a director subsequent to the date on which the Plan is adopted by the Board, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) by a vote of at least a majority of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director;

(c)  the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (i) the Company or (ii) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (ii), Company Voting Securities are issued or issuable (any event described in the immediately preceding clause (i) or (ii), a “Reorganization”) or (iii) the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale:  (A) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (1) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Entity”), or (2) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (C) at least a majority of the members of the board of directors

(or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if any person becomes the beneficial owner of 50% or more of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in a Change of Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control shall then be deemed to occur.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Committee” means the committee of two or more directors designated by the Board to operate and administer the Plan (or, in the absence of any such designation, means the Board).  To the extent the Committee has delegated authority pursuant to Section 2(e) of the Plan, references to the Committee shall be deemed to refer to the person to whom such authority has been delegated, as the context may require.

“Common Stock” means the common stock, par value U.S.$ 0.001 per share, of the Company which the Company is currently authorized to issue or may in the future be authorized to issue, provided that any such future authorized common stock of the Company either does not vary from the currently authorized common stock of the Company or varies only in amount of par value.

“Company” means Kerzner International Limited, a corporation organized under the laws of the Commonwealth of the Bahamas.

“Date of Grant” means the date on which the Committee authorizes the granting of an Award, unless the Committee specifies a later date.

“Disability” means a mental or physical illness that entitles the participant to receive benefits under the long-term disability plan of the Company or an Affiliate provided the participant remains totally disabled for six (6) consecutive months.  If the participant is not covered by such a plan, Disability shall be defined by reference to the Company’s long-term disability plan as if such plan applied to the participant.

“Dividend Equivalent” has the meaning given such term in Section 9(d) of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Fair Market Value” means, as of any date, the closing price of a share of Common Stock on the New York Stock Exchange on such date (or, if such date is not a trading day on the New York Stock Exchange, on the next preceding trading day) or, if the Common Stock is not listed on the New York Stock Exchange, the closing price of a share of Common Stock on the principal national securities exchange on which the Common Stock is listed (or, if such date is not a trading day on such exchange, on the next preceding trading day) or, in all other cases, such value as determined by the Committee in good faith.

“Incentive Stock Option” means an option to acquire shares of Common Stock granted pursuant to the Plan, which option is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Nonqualified Stock Option” means any option to acquire shares of Common Stock granted pursuant to the Plan, other than an Incentive Stock Option.

“Option” means an Incentive Stock Option, a Nonqualified Stock Option or both, as the context requires.

“Other Stock-Based Awards” means the awards granted under Section 10 of the Plan.

“Plan” means this Kerzner International Limited 2003 Stock Incentive Plan, as amended from time to time.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Qualifying Termination” means:

(a)  the termination by the Company of the participant’s employment (within 18 months following a Change of Control) other than for Cause and other than due to the participant’s death or Disability; or

(b)  the termination by the participant of the participant’s employment (within 18 months following a Change of Control) following the occurrence, without the participant’s express consent, of any of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (iii) below, such act or failure to act is corrected within 10 days following the notice of termination given by the participant in respect thereof:

(i) a material reduction by the Company in the participant’s annual base salary and/or the level of the participant’s entitlement under the Company’s annual bonus plan;

(ii) the Company’s requiring the participant to be based at any location beyond 50 miles of the location of such participant’s then current principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with the participant’s duties and responsibilities;

(iii) (A) the failure by the Company to continue to provide the participant with benefits not materially less favorable in the aggregate than those then currently enjoyed by the participant under any of the Company’s compensation, pension, savings, life insurance, medical, health and accident, or disability plans, (B) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the participant of any material fringe benefit then currently enjoyed by the participant (without otherwise providing the participant with a substantially equivalent replacement benefit or cash equivalent), or (C) the failure by the Company to provide the participant with the number of paid vacation days to which the participant is entitled on the basis of years of service with the Company in accordance with the Company’s vacation policy.

The participant’s right to terminate the participant’s employment under the preceding clause (b) shall not be affected by the participant’s incapacity due to physical or mental illness.  The participant will be deemed to have waived his rights to claim a Qualifying Termination relating to circumstances described in the preceding clause (b) if he or she has not provided to the Company a written notice of termination within ninety (90) days following his or her knowledge of such circumstances.

“Restricted Share” means shares of Common Stock subject to such restrictions as the Committee may determine from time to time.

“Restricted Period” has the meaning given such term in Section 9(b) of the Plan.

“Retained Distribution” has the meaning given such term in Section 9(b) of the Plan.

“Retirement” has the meaning given such term in Section 11(d) of the Plan.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.  The term “Subsidiaries” means more than one of any such Persons.

“Substitute Awards” has the meaning given such term in Section 14(b) of the Plan.

“Withholding Tax” has the meaning given such term in Section 13 of the Plan.